Exhibit 5.1

Sonya F. Erickson

T: +1 206 452 8753

serickson@cooley.com

April 6, 2016

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

Ladies and Gentlemen:

We have acted as counsel to Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 6,182,795 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), including up to 806,451 shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-204648) (the “Initial Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the Registration Statement on Form S-3 filed with the Commission pursuant to Rule 462(b) of the Act (File No. 333-210634) (together with the Initial Registration Statement, the “Registration Statements”), the prospectus included in the Registration Statements (the “Base Prospectus”), and the prospectus supplement relating to the Shares to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, the Shares, when sold and issued in accordance with the Registration Statements and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP   1700 Seventh Avenue   Suite 1900   Seattle, WA   98101-1355

t: (206) 452-8700   f: (206) 452-8800   cooley.com

Alder BioPharmaceuticals, Inc.

April 6, 2016

Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statements.

Sincerely,

COOLEY LLP

By:	/s/ Sonya F. Erickson
Sonya F. Erickson

Cooley LLP   1700 Seventh Avenue   Suite 1900   Seattle, WA   98101-1355

t: (206) 452-8700   f: (206) 452-8800   cooley.com